                                                                      Exhibit 11

                          J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                 Computation of Net Income Per Common Share
              --------------------------------------------------
              (Amounts in millions except per common share data)


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


                                                           13 Weeks Ended
                                   ----------------------------------------------------------------
                                               April 26, 1997                     April 27, 1996
                                   -----------------------------     ------------------------------
                                     Shares            Income          Shares             Income
                                   -----------       -----------     ------------       -----------

Primary:
--------
Net income                                               $139                               $142
Dividend on Series B ESOP
    convertible preferred stock
    (after-tax)                                           (10)                               (11)
                                                         ----                               ----
Adjusted net income                                       129                                131

Weighted average number of
    shares outstanding                240.4                              224.6
Common stock equivalents:
    Stock options and other
    dilutive effect                     2.0                                2.6
                                      -----              ----            -----              ----
                                      242.4              $129            227.2              $131
                                      =====              ====            =====              ====


Net income per common share                             $0.53                              $0.58
                                                        =====                              =====




Fully diluted:
--------------
Net income                                               $139                               $142
Tax benefit differential on ESOP
    dividend assuming stock is
    fully converted                                       --                                 --
Assumed additional contribution
    to ESOP if preferred stock is
    fully converted                                        (1)                                (1)
                                                         ----                               ----
Adjusted net income                                       138                                141

Weighted average number of
    shares outstanding (primary)      242.4                              227.2
Maximum dilution                        0.0                                0.2
Convertible preferred stock            18.8                               19.8
                                      -----              ----            -----              ----
                                      261.2              $138            247.2              $141
                                      =====              ====            =====              ====


Net income per common share                             $0.53                              $0.57
                                                        =====                              =====
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